EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-34122 on Form N-1A of our reports dated November 21, 2024, relating to the financial statements and financial highlights of Calvert US Large-Cap Core Responsible Index Fund, Calvert US Large-Cap Growth Responsible Index Fund, Calvert US Large-Cap Value Responsible Index Fund, Calvert International Responsible Index Fund, and Calvert US Mid-Cap Core Responsible Index Fund, each a series of Calvert Responsible Index Series, Inc. (the “Corporation”), appearing in Form N-CSR of the Corporation for the year ended September 30, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 22, 2025